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                                                                     EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP

                                                                October 30, 1998

BEA Systems, Inc.
2315 North First Street
San Jose, CA 95113

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by BEA Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on October 30, 1998 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 7,682,945 shares of the Company's common stock, $.001 par value (the "Stock"), being offered by certain selling stockholders specified therein (the "Selling Stockholders").

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 7,682,945 shares of Stock.

It is our opinion that the 7,682,945 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                          Very truly yours,

                                          /s/ Morrison & Foerster LLP